Exhibit 107

Calculation of Filing Fee Table
Form S-3
(Form Type)

Signet Jewelers Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Calculation of Registration Fee

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)(4)
Fees to Be Paid	Equity	Series A Convertible Preference Shares, par value $0.01 per share	457(o)	625,000	$1,050.94	$656,837,500	0.0001476	$96,949.22
		Common Shares, par value $0.18 per share	Other	8,665,655(3)				(4)
			Total Offering Amounts					—
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fee Due					$96,949.22

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Based on the Registrant’s reasonable good-faith estimate of the number of common shares issuable upon conversion of the Series A Convertible Preference Shares. Each Series A Convertible Preference Share will be convertible into a number of common shares determined by dividing the sum of the stated value of such Series A Convertible Preference Share on the conversion date and any accrued and unpaid dividends with respect to such Series A Convertible Preference Share by the applicable conversion price. The stated value of the Series A Convertible Preference Shares may increase as a result the payment of dividends not paid in cash. The conversion price is equal to $1,000 divided by the applicable conversion rate. The current conversion rate is approximately 12.5406 common shares per Series A Convertible Preference Share and is subject to adjustment in accordance with provisions described in this Registration Statement. Pursuant to Rule 416 under the Securities Act, the common shares offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions. Common shares issuable upon conversion of the Series A Convertible Preference Shares that exceed the estimated amount provided above that are not covered by Rule 416 will be covered by a separate registration statement, including, if available, pursuant to Rule 462(b).
(4)	No separate consideration will be received for the common shares issuable upon conversion of the Series A Convertible Preference Shares, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.